Lisa K. Ginn Normal Stocker, Jason (ALLSPRING) 2 4 2012-07-23T20:13:00Z 2022-08-24T17:45:00Z 2022-08-24T17:45:00Z 1 93 535 KPMG 4 1 627 16.00 800x600 Clean Clean false 0 0 false false false EN-US X-NONE X-NONE MicrosoftInternetExplorer4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated June 27, 2022, with respect to the financial statements of Allspring Absolute Return Fund (formerly, Wells Absolute Return Fargo Fund), one of the funds comprising Allspring Funds Trust (formerly, Wells Fargo Funds Trust), as of April 30, 2022, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

August 24, 2022